UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2013

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)

(646) 485-5410
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change of Control Severance Plan

On November 12, 2013, the Compensation Committee of the Board of Directors of Aéropostale, Inc. (the “Company”) adopted the Aéropostale, Inc. Change of Control Severance Plan (the “Plan”). The Plan entitles certain Company employees, including all of our current named executive officers other than Thomas. P. Johnson, our Chief Executive Officer who is party to an employment agreement with the Company, to receive certain payments upon a termination of employment by the Company without cause or by the participant for good reason during a period commencing upon the execution of definitive documents in respect of a transaction that if consummated would constitute a change of control and, with respect to the covered named executive officers, ending up to 24 months following a change of control. The terms “cause”, “good reason” and “change of control” are defined in the Plan.

Upon such termination of employment, subject to the execution and non-revocation of a release, the covered named executive officers will be entitled to the following payments (the “Severance Benefits”):

•a lump sum payment in an amount equal to (a) 24 months of base salary plus (b) a pro rata annual incentive payment for the year of termination; and
•any earned but unpaid annual bonus for the most recently completed measuring period prior to the date of termination.

The Severance Benefits are subject to reduction to avoid any excise tax on “parachute payments” if the participant would benefit from such reduction as compared to paying the excise tax.

The foregoing description of the Plan is only a summary and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits

	10.1	Aéropostale, Inc. Change of Control Severance Plan

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aéropostale, Inc.

/s/ Marc D. Miller
Marc D. Miller
Executive Vice President - Chief Financial Officer

Dated: November 18, 2013